EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

BETWEEN

NEOWARE SYSTEMS, INC.

AND

NETWORK COMPUTING DEVICES, INC.

MARCH 22, 2002

TABLE OF CONTENTS

ARTICLE I - Definitions

ARTICLE II - PURCHASE AND SALE OF ASSETS
2.1	Purchase and Sale of Assets
(a) Personal Property
(b) Contract Rights
(c) Intellectual Property
(d) Governmental Licenses, Permits and Approvals
(e) Books and Records
2.2	Excluded Assets
(a) Inventory
(b) Accounts Receivable
(c) ThinPATH Software
2.3	Purchase Price
2.4	Payment of Purchase Price
(a) Closing Payment and Escrow
(b) Earn-Out
2.5	Closing
2.6	Ad Valorem Tax Adjustment
2.7	Allocation of Purchase Price
2.8	Assumed Liabilities
2.9	Retained Liabilities
2.10	Purchase Price Adjustment

ARTICLE III - Representations and Warranties of Seller
3.1	Organization and Good Standing
3.2	Authorization and Effect of Agreement
3.3	No Restrictions Against Sale of the Assets
3.4	Financial Statements
3.5	Operation of the Product Line Since the Balance Sheet Date
3.6	Title to Assets; Licenses
3.7	No Litigation
3.8	Income and Other Taxes
3.9	Employee Benefit Matters
3.10	Governmental Approvals
3.11	Assumed Contracts
3.12	Employee and Labor Matters
3.13	Principal Customers and Suppliers
3.14	Compliance with Law
3.15	Product Warranties
3.16	Intellectual Property

(a) Title
(b) Transfer
(c) No Infringement
(d) Licensing Arrangements
(e) No Intellectual Property Litigation
(f) Due Registration, Etc
(g) Use of Name and Mark
(h) Protection of Information
3.17	Operation of the Product Line
3.18	Insurance
3.19	Brokers’ Fees
3.20	Disclosure
3.21	Knowledge
3.22	Transactions with Affiliates
3.23	No Liquidation, Fraudulent Transfers, Winding-Up
3.24	Shipment of Inventory
3.25	Capitalization

ARTICLE IV - Representations and Warranties of Purchaser
4.1	Organization and Good Standing
4.2	Execution and Delivery
4.3	No Conflicts
4.4	Compliance with Law
4.5	No restrictions Against Purchase of the Assets

ARTICLE V - Operation of Product Line Pending Closing
5.1	Conduct of Seller
5.2	Tax Assessments and Audits

ARTICLE VI - Additional Covenants
6.1	Covenants of Seller
6.2	Covenants of Purchaser
6.3	Access and Information
6.4	Expenses
6.5	Certain Notifications
6.6	Publicity; Employee Communications
6.7	Further Assurances
6.8	Competing Offers
6.9	Inconsistent Action
6.10	Employee Matters
6.11	Assignments; Consents
6.12	Sufficiency of Assets

ARTICLE VII - Conditions Precedent to Closing
7.1	Conditions of Purchaser

7.2	Conditions of Seller

ARTICLE VIII - Post-Closing Obligations
8.1	Seller-Assumed Warranty Obligations
8.2	Audited Financial Statements
8.3	Purchaser and Seller ThinStar Brand Purchases
8.4	Seller-Assumed Support Services Obligations
8.5	Termination of License Fees
8.6	Obsolete Product Returns
8.7	Continued Operations; No Bankruptcy

ARTICLE IX - Termination, Amendment and Waiver
9.1	Termination
9.2	Effect of Termination
9.3	Amendment
9.4	Waiver

ARTICLE X - Indemnification
10.1	Survival of Representations and Warranties
10.2	Indemnification
10.3	Procedures
10.4	Third Party Claims
10.5	Indemnification Non Exclusive
10.6	Limitation on Amount

ARTICLE XI - Rebate and Marketing Programs
11.1	List of Programs
11.2	Payments
11.3	Marketing Rights

ARTICLE XII - General Provisions
12.1	Notices
12.2	Severability
12.3	Entire Agreement
12.4	Successors and Assigns
12.5	Counterparts
12.6	Recitals, Schedules, Exhibits and Annexes
12.7	Construction
12.8	Governing Law
12.9	Arbitration
12.10	Passage of Title and Risk of Loss
12.11	Bulk Sales

INDEX OF EXHIBITS

Exhibit A	Escrow Agreement
Exhibit B	Seller’s Counsel’s Opinion
Exhibit C	Form of Non-Competition Agreement
Exhibit D	Form of ThinPATH License Agreement

Exhibit E

Form of Transitional Supply Agreement

Exhibit F	Employees
Exhibit G	Neoware Systems, Inc. Form of Non-Solicitation and Confidentiality Agreement
Exhibit H	OEM Supply Agreement
Exhibit I	Warranties
Exhibit J	Support Services

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of March     , 2002 between NEOWARE SYSTEMS, INC., a Delaware corporation (“Purchaser”), and NETWORK COMPUTING DEVICES, INC., a Delaware Corporation (“Seller”).

RECITALS

A.            Seller is presently engaged in the business of designing, developing, manufacturing, distributing and selling server and thin client management software marketed under the ThinPath and Thinfrastructure brand names, and thin client products, including Network Computers marketed under the NC900 brand name, and Windows-based thin client devices marketed under the ThinStar brand name.

B.            Seller desires to Transfer (as hereinafter defined) to Purchaser, and Purchaser desires to purchase from Seller, all of the assets owned or held by Seller or used by Seller in connection with designing, developing, manufacturing, distributing and selling the Windows-based thin client devices marketed under the ThinStar brand name (referred to herein as the “Products” or the “Product Line”), other than the Excluded Assets (as hereinafter defined), on the terms and subject to the conditions set forth in this Agreement.

C.            Seller desires to delegate to Purchaser, and Purchaser is willing to assume from Seller, the Assumed Liabilities (as hereinafter defined), on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise defined herein or the context otherwise requires, the terms defined in this Article I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined. Unless otherwise indicated, any reference herein to a Section, Article, Exhibit or Schedule shall mean the applicable section, article, annex or schedule of or to this Agreement. All accounting terms used in this Agreement not defined in this Article I shall, except as otherwise provided for herein, be construed in accordance with generally accepted accounting principles, consistently applied.

“Action” shall mean any actual or threatened claim, action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation by or before any Governmental Entity or arbitrator and any appeal from any of the foregoing.

“Affiliate” of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

“Agreement” shall mean this Asset Purchase Agreement, together with all Schedules and Exhibits hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Damages” shall mean any and all losses, liabilities, obligations, costs, expenses, damages or judgments of any kind or nature whatsoever (including reasonable attorneys’, accountants’ and experts’ fees, disbursements of counsel, and other costs and expenses incurred pursuing indemnification claims under Article IX hereof).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any Person which is (or at any relevant time was) a member of a controlled group of corporations within the meaning of Code Section 414(b), all trades or businesses under common control within the meaning of Code Section 414(c), and all affiliated service groups within the meaning of Code Section 414(m), of which Seller is (or at any relevant time was) a member.

“Governmental Entity” shall mean any local, state, federal or foreign (i) court, (ii) government or (iii) governmental department, commission, instrumentality, board, agency or authority, including, without limitation, the IRS and other taxing authorities.

“Legal Requirement” shall mean any statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award issued, enacted or promulgated by any Governmental Entity or any arbitrator.

“Lien” shall mean all liens (including judgment and mechanics’ liens, regardless of whether liquidated), mortgages, assessments, security interests, easements, claims, pledges, trusts (constructive or other), deeds of trust, options or other charges, encumbrances or restrictions.

“Ordinary Course” shall mean, when used with reference to Seller, the ordinary and normal course of the operation of the Product Line, consistent with past practices.

“Permitted Liens” shall mean Liens listed or described on Schedule 3.6(a).

“Person” shall mean all natural persons, corporations, business trusts, associations, companies, partnerships and joint ventures.

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA and any other written or oral employee plan (other than arrangements merely involving the payment of wages) which are or at any time have been established, maintained, or contributed to by Seller or any ERISA Affiliate for the benefit of current or former employees, with respect to which Seller or an ERISA Affiliate has or may in the future have any liability or obligation to contribute or make payments of any kind.

“Subsidiary of a Person” shall mean any corporation, partnership, limited liability company, association or other business entity at least 50% of the outstanding voting power of which is at the time owned or controlled directly or indirectly by such Person or by one or more of such subsidiary entities, or both.

“Tax” shall mean all taxes, including without limitation all Federal, state, local or foreign income, gross receipts, license, payroll, unemployment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including, without limitation, taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), employment, disability, real property, personal property, ad valorem, sales, use, transfer, registration, value added, alternative or add–on minimum, estimated tax or other tax, assessment or charge of any kind whatsoever, and any interest, fine, penalty or addition thereto, whether disputed or not.

“Tax Return” shall mean any return, declaration, report, claim for refund or information, or statement relating to Taxes, and any exhibit, schedule, attachment or amendment thereto.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1           Purchase and Sale of Assets.  On the terms and subject to the conditions hereof, at the Closing (as defined in Section 2.5), Seller will sell, transfer, grant, convey, assign and deliver (“Transfer”) to Purchaser, and Purchaser will purchase and accept from Seller, the following rights, properties and assets owned, held or used by Seller in connection with the operation of the Product Line (collectively the “Assets”):

(a)           Personal Property.  The software, files, plants, fixtures, furnishings, furniture, equipment, supplies, computers, printers and other tangible personal property owned or held by Seller in connection with the operation of the Product Line, that are  set forth on Schedule 2.1(a) (collectively, the “Owned Tangible Personal Property”);

(b)           Contract Rights.  The rights and incidents of interest of Seller existing as of the date hereof or acquired by Seller between the date hereof and the Closing Date in, to or under all licenses, leases, agreements, customer orders, contracts, written or verbal (including product warranty claims, rebates and indemnity or other rights of action against any person arising out of acts, omissions or occurrences before, at or after the Closing), prepaid items, deposits and refunds relating to the Product Line, that are listed on Schedule 2.1(a) (collectively, the “Contracts”);

(c)           Intellectual Property.  The entire right, title and interest of Seller existing as of the date hereof or acquired by Seller between the date hereof and the Closing Date in connection with the operation of the Product Line or used by Seller in connection with the operation of the Product Line in, to or under (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all software, licenses, inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and copies of customer lists other than in Europe, the Middle East and Africa (“EMEA”), and all documentation relating to any of the foregoing, (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world, (iv) all industrial designs and any registrations and applications therefor, (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, (vi) all databases and data collections and all rights therein, (vii) Seller’s list of customer prospects pertaining to the Product Line, other than in EMEA, (viii) all moral and economic rights of authors and inventors, however denominated, and (ix) any similar or equivalent rights to any of the foregoing (as applicable), to the extent such rights are listed on Schedule 2.1(c) (collectively, the “Intellectual Property”);

(d)           Governmental Licenses, Permits and Approvals.  To the extent Transferable, all rights and incidents of interest of Seller existing as of the date hereof or acquired by Seller between the date hereof and the Closing Date in, to or under all licenses, permits and authorizations (collectively, the “Approvals”) issued or requested to be issued by any Governmental Entity in connection with the operation of the Product Line, that are listed or described on Schedule 2.1(d);

(e)           Books and Records.  The rights to copy all books, records, ledgers, files, documents, correspondence, studies, reports and other documents of Seller relating to the Product Line or the Assets.

2.2           Excluded Assets.  Notwithstanding anything contained in this Agreement to the contrary, the following rights, properties and assets (collectively, the “Excluded Assets”) will not be included in the Assets:

(a)           Inventory.  All raw material, works-in-progress and finished goods inventories relating to the Product Line.

(b)           Accounts Receivable.  All accounts receivable arising from the conduct of the Product Line.

(c)           ThinPATH Software.  The ThinPATH software listed on Schedule 2.2(c).

2.3           Purchase Price.  Purchaser will pay for the Assets a purchase price in the amount of Four Million Two Hundred Fifty Thousand Dollars ($4,250,000), subject to adjustment as provided in Sections 2.6 and 2.10 (the “Purchase Price”).

2.4           Payment of Purchase Price.

(a)           Closing Payment and Escrow.  At the Closing (as defined in Section 2.5):

(i)            Purchaser shall pay to Seller an amount equal to Three Million Seven Hundred Thousand Dollars ($3,700,000), subject to adjustment, as provided in Sections 2.6 and 2.10, in the event that the adjustment is for an aggregate amount of at least $100,000 (the “Closing Payment”); and

(ii)           Purchaser shall deposit into an escrow account (the “Escrow Account”) Three Hundred Thousand Dollars ($300,000) (the “Escrow Amount”), to be held and disbursed by First Union National Bank (or if First Union National Bank is unable to serve, by another party appointed by the parties), as escrow agent (the “Escrow Agent”).  The Escrow Amount shall be held by the Escrow Agent pursuant to an escrow and security agreement (the “Escrow Agreement”), in the form of Exhibit A.  The Escrow Amount will be subject to set-off for any indemnification claims arising during the one year plus 75-day period commencing on the Closing Date (the “Escrow Period”), subject to earlier termination as set forth below, for adjustments as provided in Sections 2.6 and 2.10, unless such adjustments have reduced the amount of the Closing Payment, and as otherwise provided herein and in the Escrow Agreement.

The Escrow Agreement shall terminate at the close of business on the last day of the Escrow Period (the “Escrow Termination Date”), unless there are any unresolved indemnification or other claims on such date pursuant to which Purchaser may be entitled to all or a portion of the Escrow Amount, provided, however, that if Seller has satisfied its purchase obligations, if any, under Section 8.3 prior to the Escrow Termination Date, the Escrow Agreement shall terminate on such date, provided that the termination shall not occur earlier than 120 days after the Closing.  In the event of any such unresolved claims or disputes, the Escrow Agreement will continue in force, but any portion of the Escrow Amount which exceeds the amount for which a claim has been made or a dispute exists shall be released to Seller, except as provided in the Escrow Agreement.  Seller’s liability for the claims identified in this Section 2.4(b), or any other claims of Purchaser hereunder, shall not be limited to the Escrow Amount.

(b)           Earn-Out.  Purchaser shall pay to Seller an aggregate of $250,000 (the “Earn-Out”) if certain purchases and sales are made by Seller’s EMEA Operations (as defined in the OEM Supply Agreement) during the periods set forth herein (collectively, the “Earn-Out Periods):

(i)            If during the period from the Closing Date until June 30, 2002, Seller purchases in excess of $2,000,000 of the Products (as defined in the OEM Supply Agreement) and sells such Products to end user customers in EMEA, $125,000 shall be paid to Seller.

(ii)           If during the period from July 1, 2002 until September 30, 2002, Seller purchases in excess of $3,000,000 of the Products (as defined in the OEM Supply

Agreement) and sells such Products to end-user customers in EMEA, $125,000 shall be paid to Seller.

(iii)          The Earn-Out shall be paid within thirty (30) days after receipt by Purchaser of Seller’s sales-out reports, as required in Section 4.10 of the OEM Supply Agreement.

(iv)          Nothing contained in this Section 2.4(c) or any other action on the part of Purchaser or Seller pursuant to the provisions of this Section shall in any way prejudice, or constitute a waiver of, any of the rights of Purchaser with respect to Seller’s representations and warranties, covenants or indemnification obligations contained in this Agreement.

2.5           Closing.  The purchase and sale of the Assets and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall occur at 10:00 a.m., local time, on March 22, 2002 at the offices of Neoware or at such other time or on such other date as shall be agreed by Seller and Purchaser upon fulfillment of all conditions precedent to the Closing, such hour and date being herein generally referred to as the “Closing Date.  At the Closing:

(a)           Seller shall deliver or cause to be delivered to Purchaser, against payment by Purchaser to Seller of the Closing Payment:

(i)            all of the agreements, documents, certificates and instruments required to be delivered by Seller pursuant to Section 7.1 hereof.

(b)           Purchaser shall deliver or cause to be delivered to Seller against delivery of the agreements, documents, certificates and instruments required to be delivered by Seller pursuant to Section 7.1:

(i)            a wire transfer of immediately available funds to an account designated in writing by Seller in an amount representing the Closing Payment; and

(ii)           all of the documents, if any, required to be delivered by Purchaser pursuant to Section 7.2 hereof.

2.6           Ad Valorem Tax Adjustment.  All ad valorem Taxes imposed by any taxing authority upon the Assets will be prorated between Seller and Purchaser as of the Closing Date based on the most current available tax rates and assessed values (such prorations to be adjusted when final rates and assessed values are established).  All such Taxes attributable to the period up to the Closing Date and which remain unpaid as of the Closing Date shall be deducted from the Purchase Price.  All such Taxes, if any, attributable to the period following the Closing Date and which have been paid by Seller prior to the Closing Date shall be added to the Purchase Price.  All adjustments to the Purchase Price will be calculated as of 11:59 p.m. on the Closing Date.

2.7           Allocation of Purchase Price.  The Purchase Price represents the amount agreed upon by Purchaser and Seller to be the aggregate fair market value of the Assets.  Purchaser and Seller have agreed that the Purchase Price will be allocated among the Assets in the manner set forth in Schedule 2.7.  Purchaser and Seller will allocate the Purchase Price to the Assets in such manner consistently for all purposes, including in connection with all federal, foreign, state, local and other Tax Returns and reports prepared and filed by or for either of Purchaser or Seller.

2.8           Assumed Liabilities.  On the terms and subject to the conditions hereof, as of the Closing, Purchaser will assume only and thereafter in due course pay, perform and discharge the following, and only the following, liabilities and obligations of Seller (the “Assumed Liabilities”)

(a)           all liabilities and obligations of Seller arising under the terms of the Contracts that are included in the Assets and listed or described on Schedule 3.11(a) (the “Assumed Contracts”), but only to the extent such liabilities and obligations arise after the Closing Date (and are not based on events occurring on or prior to the Closing Date) under the terms of such Assumed Contracts, provided, however, that Purchaser will not assume or be responsible for any such liabilities or obligations which arise under or in relation to any Plan or from any breach or default by Seller under any Contract, all of which liabilities and obligations will constitute Retained Liabilities (as defined in Section 2.9); and

(b)           such liabilities and obligations as are listed on Schedule 2.8(b).

2.9           Retained Liabilities.  Except as provided in Section 2.8, Seller will retain, and Purchaser will not assume or be responsible or liable with respect to, any liabilities or obligations of Seller or its Affiliates or their respective predecessors-in-interest, whether or not arising out of or relating to the operation of the Product Line or associated with or arising from any of the Assets or any other rights, properties or assets used in or associated with the Product Line at any time, and whether fixed or contingent or known or unknown, including, but not limited to, liabilities relating to warranties and service obligations relating to the operation of the Product Line by the Seller, liabilities for Taxes relating to the sale of the Assets and liabilities with respect to any of Seller’s employees (collectively the “Retained Liabilities”). Except for the Assumed Liabilities, Seller agrees to pay or discharge when due any and all liabilities of Seller.

2.10         Purchase Price Adjustment.  If the Value (as defined herein) of Seller’s inventory of Products consisting only of units of ThinStar 332, ThinStar 500 and ThinStar Voyager (the “Adjustment Inventory”) in the worldwide distribution channel and in transit to distributors worldwide as of the Closing Date is greater than Six Hundred Fifty Thousand Dollars ($650,000.00), the Purchase Price shall be reduced by the amount equal to the value of the Adjustment Inventory in excess of Six Hundred Fifty Thousand Dollars ($650,000.00) multiplied by 0.35 (the “Purchase Price Adjustment”), provided that Seller shall fulfill its obligations under Section 8.6.  “Value” shall mean the aggregate of the actual sales price of the units of the Adjustment Inventory from Seller to its distributors.  Seller shall provide Purchaser a detailed schedule setting forth the calculation of the amount and the type of inventory in the distribution channel as of the Closing Date, together with a certification of Seller’s chief financial officer that said schedule is true and complete, within ten (10) business days after the Closing Date.  Purchaser shall have the right to inspect the books, records, ledgers, files, documents, correspondence, reports and any other documents of Seller to verify the Purchase Price Adjustment.  If Purchaser disputes the Purchase Price Adjustment calculated by Seller, Purchaser and Seller shall resolve the dispute in accordance with Section 11 of the Escrow Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to, and covenants and agrees with, Purchaser that as of the date hereof and as of the Closing Date:

3.1           Organization and Good Standing.

(a)           Each of Seller and its Subsidiaries has been duly organized and is existing as a corporation in good standing under the laws of the jurisdiction of its incorporation with full power and authority (corporate and other) to own and lease its assets and properties and to conduct its business and the operation of the Product Line as currently conducted. Each of Seller and its Subsidiaries has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction set forth on Schedule 3.1(a), such jurisdictions comprising all jurisdictions in which Seller or any of its Subsidiaries owns or leases any property, or conducts any business, so as to require such qualification, except where any failure to qualify would not have a Material Adverse Effect.

(b)           Except as set forth in Schedule 3.1(b), Seller has no Subsidiary nor owns or controls, or has any other equity investment or other interest in, directly or indirectly, any corporation, joint venture, partnership, association or other entity.

3.2           Authorization and Effect of Agreement.  Seller has the requisite corporate power to execute and deliver this Agreement and to perform the transactions contemplated hereby to be performed by Seller.  The execution and delivery by Seller of this Agreement and the performance by Seller of the transactions contemplated hereby to be performed by Seller has been duly authorized by all necessary action on the part of Seller’s board of directors and, if applicable, stockholders and holders of the Seller’s indebtedness.  This Agreement has been duly executed and delivered by Seller and, assuming the due execution and delivery of this Agreement by Purchaser, constitutes a valid and binding obligation of Seller enforceable in accordance with its terms.

3.3           No Restrictions Against Sale of the Assets.  Except as listed or described on Schedule 3.3, the execution and delivery of this Agreement by Seller does not, and the performance by Seller of the transactions contemplated hereby to be performed by it will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, (a) the certificate of incorporation or bylaws of Seller, (b) any Legal Requirement to which Seller or any of the Assets is subject, (c) any Contract or other material agreement, instrument or obligation of Seller, or (d) any licenses of Seller.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller under any Legal Requirement in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby to be performed by it.

3.4           Financial Statements.

(a)           Schedule 3.4 hereto contains true and complete copies of (i) the unaudited balance sheet (the “Balance Sheet”) of Seller at December 31, 2001 (the “Balance Sheet Date”), and the related audited statements of income for the year then ended (the “2001 Unaudited Financial Statements”), and (ii) the audited balance sheet of Seller at December 31, 2000 and the related statements of income, shareholders’ equity and cash flow for the fiscal year then ended (the financial statements described in clause (i) and (ii) above are collectively referred to as the “Financial Statements”).

(b)           The Financial Statements present fairly the financial condition of the Seller as of the dates indicated therein and the results of operations and changes in financial position of the Seller for the periods specified therein, have been prepared in conformity with generally accepted accounting principles applied on a consistent basis during the periods covered thereby and prior periods, have been derived from the accounting records of Seller and represent only actual, bona fide transactions. The Financial Statements do not contain any untrue statement of a material fact or omit to state a material fact.

(c)           Seller’s audited financial statements for the year ended December 31, 2001 will be the same as the 2001 Unaudited Financial Statements, other than immaterial adjustments (excluding adjustments for goodwill), taken as a whole.

3.5           Operation of the Product Line Since the Balance Sheet Date.  Except as described on Schedule 3.5, since the Balance Sheet Date, Seller has conducted the operation of the Product Line in the Ordinary Course, and no change has occurred which materially and adversely affects the Assets or the condition (financial or otherwise), results of operations or prospects of the Product Line, nor, to Seller’s knowledge, have any events occurred nor do there exist any circumstances which might reasonably be expected to result, either before or after the Closing Date, in any such change.

3.6           Title to Assets; Licenses.

(a)           Seller has, and immediately prior to the Closing will have, good, marketable and exclusive title to all of the Assets reflected on the Balance Sheet as owned by Seller and all of the Assets acquired by Seller since the Balance Sheet Date, in each case free and clear of all Liens except (i) as set forth on Schedule 3.6(a) and (ii) Permitted Liens.  Seller has the valid and enforceable power and unqualified right to use and Transfer to Purchaser, the Assets.

(b)           Schedule 3.6(b) contains a list of all licenses relating to the Product Line under which Seller is the licensee, together with (i) the nature of each of the licensed Assets, (ii) the termination date of each such license, (iii) the name of the licensor, (iv) all payments made or required to be made for the fiscal years ended December 31, 2000 and December 31, 2001, and (v) all prepaid payments made thereunder.  All licenses pursuant to which Seller licenses from others property are valid, subsisting in full force and effect in accordance with their respective terms, and there is not, under any license, any existing default or event of default (or event that, with notice or passage of time, or both, would constitute a default, or would constitute a basis of force majeure or other claim of excusable delay or nonperformance).  Seller has the valid and enforceable right to use and Transfer to Purchaser Seller’s rights in and to the licensed Assets.  True and complete copies of all licenses listed on Schedule 3.6(b) have been delivered to Purchaser heretofore.  Except as set forth on Schedule 3.6(b), no such license will require the consent of the licensor to, or as a result of, the consummation of the transactions contemplated by this Agreement.

(c)           The delivery to Purchaser at Closing of the instruments of Transfer contemplated by this Agreement will vest in Purchaser good, marketable and exclusive title to the Assets, free and clear of all Liens, except for (i) Liens listed or described on Schedule 3.6(c) or (ii) Permitted Liens.

(d)           Except as set forth in Schedule 3.6(d), no Person, other than Seller, has any rights or interests in the Assets or the Product Line.

(e)           The Assets include all of the assets, property and rights, tangible or intangible, required by Purchaser to operate the Product Line, as currently operated, and to produce, sell, distribute, maintain, design, enhance and license, and design and develop derivatives of, the Products, or derivatives thereof.

3.7           No Litigation.  Except as set forth on Schedule 3.7, there is no outstanding judgment, order, decree, award, stipulation or injunction of any Governmental Entity or arbitrator against or Action pending against Seller (i) relating to the Product Line or the Assets or affecting Seller’s ability to perform its obligations under this Agreement or under any agreement or instrument contemplated by this Agreement.  Any Action for defective or allegedly defective products or workmanship pending or threatened against Seller, and the details of such Action, are described on Schedule 3.7.

3.8           Income and Other Taxes.  Except as set forth on Schedule 3.8:

(a)           All Tax Returns required to be filed through and including the date hereof in connection with the operations of the Seller’s business are true, complete and correct in all respects and have been properly and timely filed. Seller has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. No Liens have been imposed on or asserted against any of the Assets as a result of or in connection with any failure to pay any Taxes;

(b)           All Taxes required to be paid or withheld and deposited through and including the date hereof in connection with the Product Line have been duly and timely paid or deposited by Seller. Seller has properly withheld or collected all amounts required by law for income Taxes and employment Taxes relating to its employees, creditors, independent contractors and other third parties, and for sales Taxes on sales, and has properly and timely remitted such withheld or collected amounts to the appropriate Governmental Entity. Seller has no liabilities for any Taxes for any taxable period ending prior to or coincident with the Closing Date; and

(c)           No Tax Return of Seller is currently being audited or is the subject of other Action by any Governmental Entity. Seller has not received any notice from any Governmental Entity of any pending examination or any proposed deficiency, addition, assessment, demand for payment or adjustment relating to or affecting Seller, the Product Line or the Total Assets and Seller has no reason to believe that any Governmental Entity may assess (or threaten to assess) any Taxes for any periods ending on or prior to the Closing Date.

3.9           Employee Benefit Matters.  Schedule 3.9 contains a complete list of all Plans. Each Plan and related trust, annuity, or other funding agreement complies and has been maintained in compliance with all applicable Legal Requirements. Purchaser is not assuming, and shall not be subject to, any liabilities or obligations to Seller’s employees as a result of the consummation of the transactions contemplated by this Agreement. All contributions, premiums, and other payments, including, without limitation, employer contributions and employee salary reduction contributions, have been paid when due or accrued in accordance with the past custom and practice of Seller and any ERISA Affiliate.  There are no pending or, to Seller’s knowledge, threatened Actions (other than routine claims for benefits) asserted or instituted against any Plan or the assets of any Plan, or against Seller, or ERISA Affiliate, trustee, administrator, or fiduciary of such Plan, and Seller has no knowledge of any facts that could form the basis of any such Action. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a termination of employment or other event entitling any Person to any additional or other benefits, or that would otherwise modify benefits or the vesting of benefits, provided under any Plan.  No event has occurred which could subject Seller or any ERISA Affiliate to any material liability (i) under any Legal Requirement relating to any Plan, or (ii) resulting from any obligation of Seller or an ERISA Affiliate to indemnify any Person against liability incurred with respect to or in connection with any Plan.

3.10         Governmental Approvals.

(a)           Seller possesses, and is operating in compliance with, all approvals material to the operation of the Product Line (“Approvals”).  Schedule 3.10(a) contains a true and complete list of all Approvals.  Each Approval has been lawfully and validly issued, and no proceeding is pending or, to Seller’s knowledge, threatened looking toward the revocation, suspension or limitation of any Approval.  Each of the Approvals is in full force and effect, and Seller is in compliance with all of the provisions of the Approvals.

(b)           Except as set forth on Schedule 3.10(b), each of the Approvals (i) is assignable by Seller to Purchaser as contemplated by the Agreement and (ii) will be Transferred to Purchaser by Seller’s delivery to Purchaser at Closing of the instruments of Transfer contemplated by this Agreement and will thereafter remain in full force and effect.  Except as set forth on Schedule 3.10(b), no notice to or consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other third party is required to be obtained or made in connection with the Transfer to Purchaser of the Approvals.

(c)           The Approvals are all of the rights and authorizations required by Legal Requirements for the operation of the Product Line.  All of the Approvals are owned or held by Seller free and clear of all Liens or other encumbrances of any nature whatsoever.

(d)           To Seller’s knowledge, Seller or Purchaser would be able to renew all such Approvals by the terms thereof or in the ordinary course of business without the need to comply with any special qualifications procedures or to pay any amounts other than regular fees prescribed by law.

3.11         Assumed Contracts.

(a)           Schedule 3.11(a) contains a true and complete list and description of all Assumed Contracts, other than the Plans. True and complete copies of all such Assumed Contracts have been delivered to Purchaser heretofore.

(b)           Except as described in Schedule 3.11(b):

(i)            each Contract is legal, valid, binding, enforceable and in full force and effect;

(ii)           no event or condition has occurred or become known to Seller or is alleged to have occurred that constitutes or, with notice or the passage of time, or both, would constitute a default or a basis of force majeure or other claim of excusable delay, termination, nonperformance or accelerated or increased rights by Seller or any other Person under any of the Contracts;

(iii)          no person with whom Seller has a Contract  is in default thereunder or has failed to perform fully thereunder by reason of force majeure or other claim of excusable delay, termination or nonperformance thereunder;

(iv)          none of the Contracts currently is subject to renegotiation, either in whole or in part;

(v)           no consent of any third party is required under any Contract as a result of or in connection with, and the enforceability of any Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement;

(vi)          no Contract has materially impaired or will materially impair the ability of Seller to perform its obligations under this Agreement; and

(vii)         no Assumed Contract which is a license contains any minimum quantity commitments.

3.12         Employee and Labor Matters.

(a)           Schedule 3.12(a) contains a true and complete list of all labor, collective bargaining, union and similar agreements under or by which Seller is obligated, and true and complete copies of all such agreements have been delivered to Purchaser heretofore.

(b)           Except as set forth on Schedules 3.12(a) and 3.12(b), neither Purchaser nor Seller will have any responsibility for continuing any person in the employ (or retaining any person as a consultant) from and after the Closing or have any liability for any severance payments to or similar arrangements with any such Person.

(c)           There is not occurring or, to Seller’s knowledge, threatened, any strike, slow down, picket, work stoppage or other concerted action by any union or other group of employees or other persons against Seller or its products. Except for activities by the unions that are parties to any of the agreements listed on Schedule 3.12(a) with respect to the existing members of such unions, to Seller’s knowledge, no union or other labor organization has attempted to organize any of the employees of Seller engaged in the Product Line.

(d)           Seller has complied with all Legal Requirements relating to employment and labor, and, to Seller’s knowledge, no facts or circumstances exist that could provide a reasonable basis for a claim of wrongful termination by any current or former employee of Seller engaged in the Product Line.

(e)           Schedule 3.12(e) contains a complete list of all of the current employees of Seller who are employed in connection with the Product Line (“Employees”) and, for each Employee, his or her current title, current annual base salary or wages and date of hire.  None of the Employees listed on Schedule 3.12(e) is a member of any collective bargaining unit or is a party to any employment agreement with Seller.

3.13         Principal Customers and Suppliers.

(a)           Schedule 3.13(a) contains a true and complete list of the name and address of each customer that purchased in excess of 5% of Seller’s sales of goods or services of the Product Line during the twelve months ended on December 31, 2001, and since that date no such customer has terminated its relationship with or adversely curtailed its purchases from Seller or indicated (for any reason) its intention so to terminate its relationship or curtail its purchases.

(b)           Schedule 3.13(b) contains a true and complete list of each supplier from whom Seller purchased in excess of 5% of Seller’s purchases of goods or services of the Product Line during the twelve months ended on December 31, 2001 and since that date no such supplier has terminated its relationship with or adversely curtailed its accommodations, sales or services to Seller or indicated (for any reason) its intention to terminate such relationship or curtail its accommodations, sales or services.

(c)           Except as set forth on Schedule 3.13(c), Seller is not involved in any claim or controversy with any of the customers or suppliers who are listed on Schedule 3.13(a) or 3.13(b).

3.14         Compliance with Law.  Through and including the date hereof, Seller (i) has not violated or operated the Product Line in violation of, and has not used the Assets in violation of, any Legal Requirement, (ii) to Seller’s knowledge, has not been alleged to be in violation of any Legal Requirement, and (iii) has not received any notice of any alleged violation of, or any citation for noncompliance with, any Legal Requirement.

3.15         Product Warranties.  Except as set forth in Schedule 3.15, (a) there are no warranties express or implied, written or oral, with respect to the Product Line and (b) there are no pending or threatened claims with respect to any such warranty, and Seller has no liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

3.16         Intellectual Property.

(a)           Title.  Schedule 3.16(a) contains a complete and correct list of all Intellectual Property that is owned by Seller and primarily related to, used in, held for use in connection with, or necessary for the conduct of, or otherwise material to the Product Line (the “Owned Intellectual Property”).  Seller owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property, free from any Liens (other than Permitted Liens) and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever.  The Intellectual Property comprises all of the Intellectual Property necessary for Purchaser to conduct and operate the Product Line as now being conducted by Seller.

(b)           Transfer.  Immediately after the Closing, Purchaser will own all of the Owned Intellectual Property and will have a right to use all other Intellectual Property, free from any Liens (other than Permitted Liens) and on the same terms and conditions as in effect prior to the Closing.

(c)           No Infringement.  The operation of the Product Line does not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property.  To Seller’s knowledge after due inquiry, none of the Intellectual Property is being infringed or otherwise used or available for use, by any other Person.

(d)           Licensing Arrangements.  Schedule 3.16(d) sets forth all agreements, arrangements or laws (i) pursuant to which Seller has licensed Intellectual Property to, or the use of Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other Person and (ii) pursuant to which Seller has had

Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise).  All of the agreements or arrangements set forth on Schedule 3.16(d)(x) are in full force and effect in accordance with their terms and no default exists thereunder by Seller, or to the knowledge of Seller after due inquiry, by any other party thereto, (y) are free and clear of all Liens, and (z) do not contain any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement.  The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such arrangements and agreements.  Seller has delivered to Purchaser true and complete copies of all licenses and arrangements (including amendments) set forth on Schedule 3.16(d).  All royalties, license fees, charges and other amounts payable by, on behalf of, to, or for the account of, the Seller in respect of any Intellectual Property are disclosed in the Financial Statements.

(e)           No Intellectual Property Litigation.  No claim or demand of any Person has been made nor is there any proceeding that is pending, or to the knowledge of Seller after due inquiry, threatened, nor is there a reasonable basis therefor, which (i) challenges the rights of Seller in respect of any Intellectual Property, (ii) asserts that Seller is infringing or otherwise in conflict with, or is, except as set forth in Schedule 3.16(e), required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, or (iii) claims that any default exists under any agreement or arrangement listed on Schedule 3.16(e).  None of the Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency, or has been the subject of any litigation within the last five years, whether or not resolved in favor of Seller.

(f)            Due Registration, Etc.  To the extent deemed necessary or appropriate by Seller, the Owned Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office or such other filing offices, domestic or foreign, and Seller has taken such other actions, to the extent deemed necessary or appropriate by Seller, to ensure full protection under any applicable laws or regulations, and such registrations, filings, issuances and other actions remain in full force and effect, in each case to the extent material to the Product Line.

(g)           Use of Name and Mark.  Except as set forth in Schedule 3.16(g), there are, and immediately after the Closing will be, no contractual restriction or limitations pursuant to any orders, decisions, injunctions, judgments, awards or decrees of any Governmental Authority on the Purchaser’s right to use the names and marks “ThinStar” in the conduct of the Product Line as presently carried on by Seller or as such Product Line may be extended by Purchaser.

(h)           Protection of Information.  Seller has taken reasonable steps to protect Seller’s rights in Seller’s confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Seller relating to the Product Line, and, without limiting the foregoing, Seller has and uses its best efforts to enforce a policy requiring each employee and contractor engaged in the Product Line to execute a proprietary information/confidentiality agreement substantially in the form provided to Seller and all current and former employees and contractors of Seller engaged in the Product Line have executed such an agreement, except where the failure to do so is not reasonably expected to be material to the Product Line.

3.17         Operation of the Product Line.  Except as set forth in Schedule 3.17, (a) Seller has operated the Product Line only through Seller and not through any other divisions or any direct or indirect subsidiary or affiliate of Seller and (b) no part of the operation of the Product Line is operated by or through any entity other than Seller.

3.18         Insurance.  Schedule 3.18 contains a true and complete list of all insurance policies and bonds and self insurance arrangements currently in force that cover or purport to cover risks or losses to or associated with the Product Line, the Assets, employees and agents relating to the Product Line and sets forth, with respect to each such policy, bond and self insurance arrangement, a description of the insured loss coverage, the expiration date and time of coverage, the dollar limitations of coverage, a general description of each deductible feature and principal exclusion and the premiums paid and to be paid prior to expiration. The insurance policies, bonds and arrangements described on Schedule 3.18 (the “Policies”) provide such coverage against such risk of loss and in such amounts as are customary for corporations of established reputation engaged in the same or similar operations as the Product Line.

3.19         Brokers’ Fees.  No broker, finder or similar agent has been employed by or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and Seller has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

3.20         Disclosure.  No representation or warranty of Seller in this Agreement and no information contained in any Schedule or other writing delivered pursuant to this Agreement or at the Closing contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein not misleading.

3.21         Knowledge.  To the extent that any representation or warranty in this Article III is qualified to Seller’s “knowledge,” Seller represents and warrants that it has made a reasonable investigation sufficient to express an informed view concerning the matters to which such representation or warranty relates, including diligent inquiries of Seller’s officers, directors and employees.

3.22         Transactions with Affiliates.  Except as set forth on Schedule 3.22, there are no written or oral contracts or agreements between Seller and its Affiliates relating to the Product Line.

3.23         No Liquidation or Winding-Up; Fairness of Consideration.

(a)           No order has been made, resolution passed or, to Seller’s knowledge, petition presented, for the winding-up or liquidation of Seller and there is not outstanding:  (i) any order or, to Seller’s knowledge, petition for the winding-up of Seller; (ii) any appointment of a receiver over the whole or part of the undertaking of assets of Seller;  (iii) any order or, to Seller’s knowledge, petition for administration of Seller;  (iv) any voluntary arrangement between Seller and any of its creditors; (v) any distress or execution or other process levied in respect of Seller which remains undischarged; or (vi) any unfulfilled or unsatisfied judgment or court order against Seller relating to the Product Line or the Assets.

(b)           To Seller’s knowledge, or as set forth on Schedule 3.23(b), there are no circumstances which would entitle any Person to present a petition for the winding-up or administration of Seller or to appoint a receiver over the whole or any part of the Assets of Seller.

(c)           Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated hereby will result in a transfer which is fraudulent under 6 Del. C. §§1304 or 1305.

(d)           The operations of Seller have not been terminated.

(e)           The consideration paid by Purchaser under this Agreement for the Assets represents reasonably equivalent value for the Assets.  Seller is not entering into this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement will not have any such effect.

3.24         Shipment of Inventory.  Except as set forth on Schedule 3.24, Seller has not shipped any units of the Products to customers since March 15, 2002.

3.25         Capitalization of Seller.  The authorized capital stock of Seller consists of 30,000,000 shares of common stock, of which 17,613,237 shares are issued sand outstanding, and 3,000,000 shares of Preferred Stock, consisting of 0 shares of Series A stock which are issued and outstanding, 220,000 shares of Series B stock which are issued and outstanding and 530,000 shares of Series C stock which are issued and outstanding.  An additional 2,503,421 shares of the capital stock are issuable upon the exercise of outstanding options and 8,750,000 shares are issuable upon the exercise of outstanding warrants or other rights.  Schedule 3.25 sets forth the names of the holders of the Preferred Stock, options (other than employee options), warrants and other rights exercisable for, or convertible into, shares of Seller’s capital stock and the number of shares of Seller’s capital stock so issuable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to, and covenants and agrees with, Seller that:

4.1           Organization and Good Standing.  Purchaser has been duly organized and is existing as a corporation in good standing under the laws of the State of Delaware with full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

4.2           Execution and Delivery.  This Agreement has been duly authorized by all necessary corporate action on the part of Purchaser, has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms.

4.3           No Conflicts.  The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not conflict with or result in the violation of the provisions of the Certificate of Incorporation or Bylaws of Purchaser.

4.4           Compliance with Law.  Through and including the date hereof, Purchaser (i) to Purchaser’s knowledge, has not been alleged to be in violation of any Legal Requirement, and (ii) has not received any notice of any alleged violation of, or any citation for noncompliance with, any Legal Requirement.

4.5           No Restrictions Against Purchase of Assets.  Except as listed or described on Schedule 4.5, the execution and delivery of this Agreement by Purchaser does not and the performance by Seller of the transactions contemplated hereby to be performed by it will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, (a) the certificate of incorporation or bylaws of Purchaser, (b) any Legal Requirement to which Purchaser is subject, (c) any material agreement of Purchaser, or (d) any material licenses of Purchaser.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser under any Legal Requirement in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby to be performed by it.

ARTICLE V

OPERATION OF PRODUCT LINE PENDING CLOSING

5.1           Conduct of Seller.  Without the prior written consent of Purchaser, between the date hereof and the Closing Date, Seller covenants and agrees that it shall:

(a)           not, except as required or permitted pursuant to the terms hereof, make any change in the operation of the Product Line or the Assets or enter into any transaction with respect to the Product Line other than in the Ordinary Course;

(b)           continue to operate the Product Line in the Ordinary Course consistent with past practice, provided, however, that Purchaser will not (i) acquire or dispose of, or grant a license with respect to any of the Assets, (ii)  enter into, amend or terminate any other agreement affecting or relating to the Product Line or the Assets, (iii) make any capital expenditure, (iv) award any bonuses or salary increases, (v) pay any dividends or make any distributions to the holders of its capital stock, or (vi) act in any manner which would adversely affect its existing business relationships associated with the Product Line.

(c)           maintain the Assets in good operating condition and repair;

(d)           preserve, protect and promote the Product Line;

(e)           perform all obligations under the Contracts;

(f)            use its best efforts to retain its Employees and maintain its relationships with suppliers, customers and others having business relationships with it;

(g)           pay accounts payable and other obligations of the operation of the Product Line when they become due and payable in the Ordinary Course consistent with past practices;

(h)           comply promptly with all Legal Requirements applicable to it and the operation of the Product Line and with respect to the transactions contemplated by this Agreement, and cooperate promptly with, and furnish information to, Purchaser in connection with any such requirements imposed upon Seller, or upon any of its Affiliates, in connection therewith or herewith;

(i)            not sell, transfer, license, lease or otherwise dispose of, or suffer or cause the encumbrance by any Lien upon, any of the Assets or any interest therein, except for sales of Inventory in the Ordinary Course;

(j)            not terminate or modify, or commit or cause or suffer to be committed any act that will result in breach or violation of any term of or (with or without notice or passage of time, or both) constitute a default under or otherwise give any person a basis for non-performance under, any of the Contracts;

(k)           maintain adequate property damage, liability and other insurance in full force and effect and not do, permit or willingly allow to be done any act by which any of the insurance policies may be suspended, impaired or cancelled;

(l)            maintain in full force and effect, and comply with, all Permits;

(m)          not enter into or assume any contract, agreement, obligation or instrument relating to the Product Line or the Assets in an amount in excess of $10,000, or any sales orders with customers in excess of $100,000, or enter into or permit any material amendment, supplement, waiver or other modification in respect thereof;

(n)           not grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any Employee, or adopt or amend any Plan;

(o)           not take any action or omit to take any action which would result in a breach of  any of the representations and warranties set forth in Section 3;

(p)           maintain the Inventory in such volume and quality as is consistent with the past practices of Seller in connection with the operation of the Product Line, provided, however, that during the period commencing on the date hereof and continuing through the Closing Date, Seller shall not ship any units of Products to customers, provided further, that this agreement shall not prohibit Seller from soliciting orders and accepting orders and otherwise operating in the Ordinary Course;

(q)           make any capital expenditure;

(r)            not cancel, compromise, release or discharge any claim of Seller upon any person or waive any right of Seller of material value, and not discharge any Lien (other than Permitted Liens) upon any of the Assets or pay or settle any debts;

(s)           pay any dividends or make any distributions to the holders of its capital stock; and

(t)            not institute, settle or agree to settle any Action before any Governmental Entity.

5.2           Tax Assessments and Audits.  Seller shall furnish promptly to Purchaser a copy of all notices of proposed assessment or similar notices or reports that are received from any taxing authority and which relate to the Product Line or the Assets for periods ending on or prior to the Closing Date.

ARTICLE VI

ADDITIONAL COVENANTS

6.1           Covenants of Seller.  Except as otherwise provided under this Agreement, during the period from the date hereof through the Closing Date, Seller agrees to:

(a)           comply promptly with all requirements that applicable Legal Requirements may impose upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Purchaser in connection with any such requirements imposed upon Purchaser or upon any of its affiliates in connection therewith or herewith;

(b)           use its reasonable best efforts to obtain (and to cooperate with Purchaser in obtaining) any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by Seller in connection with the transactions contemplated by this Agreement;

(c)           use its reasonable best efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Article VII of this Agreement;

(d)           deliver to Purchaser prior to the Closing a written statement disclosing any untrue statement in this Agreement or any Schedule hereto (or supplement thereto) or document furnished pursuant hereto, or any omission to state any material fact required to make the statements herein or therein contained complete and not misleading, promptly upon the discovery of such untrue statement or omission, accompanied by a written supplement to any Schedule to this Agreement that may be affected thereby; provided, however, that the disclosure of such untrue statement or omission shall not prevent Purchaser from terminating this Agreement pursuant to Section 9.1 hereof at any time at or prior to the Closing in respect of any original untrue or misleading statement;

(e)           (i) maintain the present quality of Seller’s operations of the Product Line; (ii) preserve the value of the Product Line; (iii) preserve intact Seller’s Product Line organizations; and (iv) preserve Seller’s existing relationships with employees, suppliers and customers;

(f)            promptly, and in any event within two business days of Seller obtaining knowledge thereof, notify Purchaser in writing of:

(i)            any breach of any term or provision of this Agreement on the part of Seller, whether or not any requirement for notice or lapse of time or other condition precedent has been satisfied, which is then continuing, together with a certificate of Seller specifying the details thereof and the action which Seller has taken or proposes to take with respect thereto;

(ii)           any pending or threatened Action, challenging this Agreement or any of the transactions contemplated hereby;

(iii)          any notice or other communication from any third party alleging that the consent of such party is or may be required in connection with the transactions contemplated by this Agreement;

(iv)          any other development which would prevent or raise a substantial doubt regarding the possibility of the satisfaction of any condition set forth in Section 7.1 of this Agreement; and

(v)           any notice or other communication from any Governmental Entity, the approval or consent of which is being sought in connection with the transactions contemplated by this Agreement.

6.2           Covenants of Purchaser.  During the period from the date hereof to the Closing Date, Purchaser shall:

(a)           comply promptly with all requirements that applicable Legal Requirements may impose upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Seller in connection with any such requirements imposed upon Seller or upon any of Seller’s Affiliates in connection therewith or herewith;

(b)           use its best efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Section 7.2 of this Agreement.

6.3           Access and Information.

(a)           During the period commencing on the date hereof and continuing through the Closing Date, Seller shall afford to Purchaser and to Purchaser’s accountants, counsel, investment bankers, consultants, engineers and other representatives, reasonable access to all of its properties, including without limitation to the books, contracts, Assets, commitments, records and personnel and, during such period, to furnish promptly to Purchaser all information concerning the Product Line and the Assets and such items as Purchaser may reasonably request.  In addition, during such period, Seller shall afford to Purchaser and its counsel, consultants, engineers and other representatives the right to inspect, investigate, review and perform tests on the Assets, provided such does not materially interfere with the normal business activities of Seller.

(b)           Except to the extent permitted by the provisions of Section 6.6 hereof, Purchaser shall hold in confidence, and shall use reasonable efforts to ensure that its employees and representatives hold in confidence, all such information supplied to it by Seller concerning Seller and shall not disclose such information to any third party except as may be required by any Legal Requirement and except for information that (i) is or becomes generally available to the public other than as a result of disclosure by Purchaser or its representatives, (ii) becomes available to Purchaser or its representatives from a third party other than Seller, and Purchaser or its representatives have no reason to believe that such third party is not entitled to disclose such information, (iii) is known to Purchaser or its representatives on a nonconfidential basis prior to its disclosure by Seller or (iv) is made available by Seller to any other Person on a nonrestricted basis. Purchaser’s obligations under the foregoing sentence shall expire on the Closing Date or, if the Closing does not occur, two years after the date hereof.

(c)           Except to the extent permitted by the provisions of Section 6.6 hereof, Seller shall hold in confidence, and shall use reasonable efforts to ensure that its employees and representatives hold in confidence, all such information supplied to it by Purchaser concerning Purchaser and shall not disclose such information to any third party except as may be required by any Legal Requirement and except for information that (i) is or becomes generally available to the public other than as a result of disclosure by Seller or its representatives, (ii) becomes available to Seller or its representatives from a third party other than Purchaser, and Seller or its representatives have no reason to believe that such third party is not entitled to disclose such information, (iii) is known to Seller or its representatives on a nonconfidential basis prior to its disclosure by Purchaser or (iv) is made available by Purchaser to any other Person on a nonrestricted basis.  Seller’s obligations under the foregoing sentence shall expire on the Closing Date or, if the Closing does not occur, two years after the date hereof.

6.4           Expenses.  All costs and expenses (including, without limitation, all legal fees and expenses and fees and expenses of any brokers, finders or similar agents) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same.

6.5           Certain Notifications.  At all times from the date hereof to the Closing Date, each party shall promptly notify the others in writing of the occurrence of any event that will or may result in the failure to satisfy any of the conditions specified in Article VII hereof.

6.6           Publicity; Employee Communications.  At all times prior to the Closing Date, each party shall obtain the consent of all other parties hereto prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any press release or other information to the press, employees of Seller or any third party with respect to this Agreement or the transactions contemplated hereby; provided, however, that no party shall be prohibited from supplying any information to any of is representatives, agents, attorneys, advisors, financing sources and others to the extent necessary to complete the transactions contemplated hereby so long as such representatives, agents, attorneys, advisors, financing sources and others are made aware of the terms of this Section 6.6.  Nothing contained in this Agreement shall prevent any party to this Agreement at any time from furnishing any required information to any Governmental Entity or authority pursuant to a Legal Requirement or from complying with its legal or contractual obligations.

6.7           Further Assurances.

(a)           Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to  be done, all things necessary, proper or advisable under applicable Legal Requirements, to consummate and make effective the transactions contemplated by this Agreement.

(b)           If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, Seller and Purchaser, and the proper officers or directors of Seller and Purchaser, as the case may be, shall take or cause to be taken all such necessary or convenient action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or convenient documentation.

6.8           Competing Offers.  Until any termination of this Agreement under Section 9.1, Seller agrees that it will not, directly or indirectly, through any officer, director, agent, or otherwise, solicit, initiate or encourage the submissions of bids, offers or proposals by, any Person with respect to an acquisition of the Assets or the Product Line, and Seller will not engage any broker, financial adviser or consultant with an incentive to initiate or encourage proposals or offers from other parties. Furthermore, Seller shall not, directly or indirectly, through any officer, director, agent or otherwise, engage in negotiations concerning any such transaction with, or provide information to, any Person other than Purchaser and its representatives with a view to engaging, or preparing to engage, that Person with respect to any matters in this Section. Seller shall not sell, transfer or otherwise dispose of, create any lien upon, other than a Permitted Lien, or transfer any interest in, any Asset.

6.9           Inconsistent Action.  Seller shall not take or cause or suffer to be taken, any action that would cause any of the representations or warranties of Seller in this Agreement to be untrue, incorrect, incomplete or misleading.

6.10         Employee Matters.

(a)           Seller acknowledges and agrees that after the Closing (a) except as set forth on Schedule 6.10(a), neither Purchaser nor Seller shall be required to employ or retain any employee of Seller or any other Person, and (b) Purchaser, in its sole and absolute discretion, may hire all, some, or none of the Employees.  Schedule 6.10(a) contains a list of the employees which Purchaser may desire to hire after the Closing.  Seller agrees not to terminate the employment of any such employees unless such employee engages in willful or grossly negligent misconduct to the detriment of Seller or the Product Line.  Seller shall not be required to maintain the employment of any employee who does not desire to remain employed by Seller or Purchaser.

(b)           Except to the extent expressly included in Assumed Liabilities or in another paragraph of this Section 6.10, Purchaser does not, and shall not, assume or be responsible for any obligation or liability arising out of any employment relationship of Seller, and without limiting the foregoing, Purchaser shall have no liability or obligation in connection with current or former employees or agents of Seller or any dependent or beneficiary of any of them by reason of their relationship to Seller.  Without limiting the foregoing, Seller shall remain liable for, and shall pay on or before the Closing, the following in connection with the employees of Seller listed on Schedule 6.10a) (or any dependent or beneficiary of them):

(i)            unpaid wages, salaries or other compensation;

(ii)           contributions to or payments under employee benefit plans, programs, policies, arrangements or understandings;

(iii)          accrued, but unused, holiday, sick leave and severance pay, if any;

(iv)          liabilities or obligations under any collective bargaining agreement or bargaining relationship; or

(v)           claims, demands, administrative proceedings or suits arising out of, or in connection with, alleged unlawful employment practices of Seller.

(c)           Seller shall remain responsible for all liabilities and obligations in connection with claims for post-employment medical, vision and dental benefits that may be required under IRC Section 4980B made by or in respect of any employee of Seller whose employment terminated on or prior to the Closing Date and any “qualified beneficiary” (within the meaning of IRC Section 4980B) of any such employee who is receiving post-employment medical and dental benefits or whose “qualifying event” (within the meaning of IRC Section 4980B) entitling such individual to such benefits occurred on or before the Closing Date.

(d)           Seller shall be responsible for giving any notice that may be required by the Worker Adjustment and Retraining Notification Act (“WARN”), or any similar state or local statue or ordinance, as a result of the purchase of the Product Line both as to (i) layoffs or facility closings ordered prior to the Closing Date, including layoff of employees who are not employed or retained by Purchaser, or (ii) decisions to layoff employees employed or retained by Purchaser made within 90 days after the Closing Date.  Purchaser agrees to give Seller notice of any decision to layoff employees employed or retained by Purchaser made within 90 days after the Closing Date.

6.11         Assignments; Consents.  To the extent that the assignment of any Contract, license or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom is not permitted without the consent of a third party, this Agreement shall constitute an agreement to assign such Contract, license or other agreement or arrangement, subject only to such consent; and any transfer or assignment to Purchaser by Seller of any interest under any such Contract, license or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained.  In the event any such consent or approval is not obtained on or prior to the Closing Date, Seller shall continue to use its best efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained, and Seller will cooperate with Purchaser in any lawful and economically feasible arrangement to provide that Purchaser shall receive the interest of Seller in the benefits under any such Contract, license or other agreement or arrangement, including performance by Seller, as agent, if economically feasible, provided that Purchaser shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Purchaser would have been responsible therefor hereunder if such consent or approval had been obtained.  Seller shall pay and discharge, and shall indemnify and hold Purchaser harmless from and against, any and all out-of-pocket costs of seeking to obtain or obtaining any such consent or approval whether before or after the Closing Date.  Nothing in this Section 6.11 shall be deemed a waiver by Purchaser of its right to have received on or before the Closing an effective assignment of all of the Assets nor shall this Section 6.11 be deemed to constitute an agreement to exclude from Purchaser any of the Assets described under Section 2.1.

6.12         Sufficiency of Assets.  Following the Closing, if Purchaser determines that Seller has failed to Transfer to Purchaser any assets, properties or rights, tangible or intangible, except for the Excluded Assets, necessary for Purchaser to operate the Product Line as currently operated, and to produce, sell, distribute, maintain, design, enhance and license, and design and develop derivatives of, the Products, or derivatives thereof, Seller shall promptly take all actions as shall be necessary, or otherwise reasonably requested by Purchaser, to transfer such assets, properties and rights to Purchaser.

ARTICLE VII

CONDITIONS PRECEDENT TO CLOSING

7.1           Conditions of Purchaser.  Notwithstanding any other provision of this Agreement, the obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(a)           There shall not be instituted and pending or threatened any Action before any Governmental Entity (i) challenging or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby or (ii) seeking to prohibit the direct or indirect ownership or operation by Purchaser of all or a material portion of the Product Line or Assets, or to compel Purchaser or Seller to dispose of or hold separate all or a material portion of the Product Line or Assets of Seller or Purchaser;

(b)           The representations and warranties of Seller in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the Closing Date with the same effect as if made on the Closing Date, except (i) for changes contemplated by this Agreement and (ii) for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and Seller shall have complied with all covenants and agreements and satisfied all conditions on Seller’s part to be performed or satisfied on or prior to the Closing Date;

(c)           Purchaser shall have received from counsel for Seller, a written opinion dated the Closing Date and addressed to Purchaser, in substantially the form attached as Exhibit B hereto;

(d)           Purchaser shall have received from the President of Seller a certificate dated the Closing Date to the effect that the conditions set forth in Section 7.1(b) have been satisfied and that Seller’s Board of Directors and, if required, the stockholders of Seller have approved the Agreement and the transactions contemplated hereby;

(e)           Purchaser will have received such bills of sale, assignments, certificates of title and other instruments of transfer (the “Transfer Documents”) duly executed by Seller, in such forms and covering such matters as Purchaser may reasonably request, Transferring the Assets to Purchaser;

(f)            Seller shall have entered into and delivered to Purchaser a Non-Competition Agreement in substantially the form attached as Exhibit C hereto.

(g)           Seller and Purchaser shall have entered into a License Agreement in substantially the form attached as Exhibit D hereto;

(h)           Seller and Purchaser shall have entered into a Transitional Supply Agreement in substantially the form attached as Exhibit E hereto;

(i)            Employees identified by Purchaser in Exhibit F hereto shall have entered into non-solicitation and confidentiality agreements with Purchaser in substantially the form attached hereto as Exhibit G;

(j)            All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments, releases and documents referenced herein or incident to the transactions contemplated hereby shall be in form and substance satisfactory to Purchaser and its counsel;

(k)           All consents and assignments from third parties, including from any Governmental Entity or other Person, relating to the Contracts or the conduct and operation of the Product Line as currently conducted and operated, shall have been obtained, except where failure to obtain such consent or assignment would not have a Material Adverse Effect;

(l)            No act, event or condition shall have occurred after the date hereof which has had or could have a Material Adverse Effect;

(m)          Seller and Purchaser shall have entered into a OEM Supply Agreement in substantially the form attached as Exhibit H hereto;

(n)           Seller, Purchaser and the Escrow Agent shall have entered into the Escrow Agreement; and

(o)           Purchaser will have received consents to the Transfer and releases of claims related to this transaction against Purchaser from Guenther Pfaff and Hofmann & Co.

7.2           Conditions of Seller.  Notwithstanding any other provision of this Agreement, and except as set forth below, the obligations of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the conditions set forth in subsections (a), (f), (g), (h), (m) and (n) of Section 7.1 of this Agreement, and the condition that the representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date and Purchaser shall have complied with all covenants and agreements and satisfied all conditions on its part to be performed or satisfied on or prior to the Closing Date.

ARTICLE VIII

POST-CLOSING OBLIGATIONS

8.1           Seller-Assumed Warranty Obligations.  Notwithstanding, and not in limitation of, any other provision herein, Seller shall assume, commencing at the Closing, all obligations and liabilities of any nature whatsoever arising out of, relating to, or in connection with the matters set forth in this Section 8.1.

(a)           Seller shall retain sole responsibility for, and shall bear the cost of complying with, all warranties (the “Warranties”) in existence on the Closing Date with respect to Products sold by Seller on or prior to the Closing Date until the expiration of such Warranties.  Seller shall also provide such warranty services as required pursuant to, and in accordance with the terms and conditions of, the Supply Agreement.

(b)           Exhibit I hereto sets forth the Warranties.

(c)           Seller agrees to provide all services required to correct, repair or replace Products or parts thereof covered by the Warranties in accordance with the terms of the Warranties.  Such services shall be consistent, in all material respects, with the quality and manner of performance of similar services provided by or made available to under the Warranties prior to the Closing Date.  Seller shall use business practices, standards and internal controls that are substantially the same as those used by Seller prior to the Closing Date and consistent with past practices, with only such changes as are agreed to between Seller and Purchaser.  Not in limitation of the foregoing, Seller shall repair or replace and ship at least 95% of units of Products returned pursuant to the terms of the Warranties in accordance with the following time schedule:

(i)            within 5 days after receipt of the Products, for Products that were in production in the 12 calendar month period prior to the return;

(ii)           within 10 days after receipt of the Products, for Products that were in production in the 13 to 24 calendar month period prior to the return; and

(iii)          within 15 days after receipt of the Products, for Products that were in production in the 25 to 36 calendar month period prior to the return.

8.2           Audited Financial Statements.  In the event that Purchaser is required under Rule 3-05 of Regulation S-X to file with the Securities and Exchange Commission audited financial statements of the Product Line in connection with the acquisition of the Assets, Seller agrees to have such financial statements prepared by its independent accountants and shall provide such financial statements to Purchaser on or prior to May 15, 2002.  If Seller has not timely satisfied its obligation to Purchaser under this Section 8.2, Seller shall pay to Purchaser, within five (5) business days after demand by Purchaser, an amount equal to $100,000.  If Seller fails to pay such amount in a timely manner, Purchaser shall notify Seller and the Escrow Agent and direct the Escrow Agent to pay such amount to Purchaser from the Escrow Account within fifteen (15) days of Purchaser’s notice.

8.3           Purchaser and Seller ThinStar Brand Purchases. Purchaser will continue to offer to sell the ThinStar brand until Seller’s and Seller’s suppliers’ existing inventory at Closing, including units subject to Seller’s outstanding or to be issued purchase orders (up to a total of a maximum of 10,000 units, plus units shipped during the period from the Closing until March 31, 2002)

has been consumed.  Purchaser will only be obligated to purchase such inventory at such time that Purchaser makes sales of such products, provided, however, that if Purchaser has not purchased a total of a maximum of 10,000 of Seller’s and Seller’s suppliers’ existing ThinStar brand inventory by March     , 2003, Purchaser shall purchase the number of remaining complete units of the inventory equal to the number of such units, that when aggregated with units previously purchased under this Section, does not exceed the maximum number of units set forth in this Section 8.3. In the event that Purchaser purchases such remaining units, Seller shall purchase an equal number of units from Purchaser under the OEM Supply Agreement on March     , 2003.  Purchaser and Seller agree that each of SCI Technology, Inc. and SCI Systems (Thailand) Ltd. shall be an intended third party beneficiary of Purchaser’s purchase obligation set forth in this Section 8.3.  Seller and Purchaser agree that they shall not amend Purchaser’s obligations under this Section 8.3 without the prior written consent of SCI Technology, Inc.

8.4           Seller-Assumed Support Services Obligations.  Notwithstanding any other provision herein to the contrary, Seller shall assume, commencing at the Closing, all obligations and liabilities of any nature whatsoever arising out of, relating to, or in connection with the matters set forth in this Section 8.4.

(a)           Seller shall have the responsibility for and shall bear the cost of providing technical support services with respect to the Products as are set forth in Exhibit J hereto.  Such services shall be provided on behalf of Purchaser to customers who purchased the Products from Seller on or prior to the Closing Date or who purchase the Products from Purchaser after the Closing Date.  Services provided by Seller under this Section 8.4(a) shall be consistent, in all material respects, with the quality and manner of performance of similar services provided by or made available to support the Products in connection with Seller’s operations prior to the Closing Date.  Seller shall use business practices, standards and internal controls that are substantially the same as those used by Seller prior to the Closing Date and consistent with past practices, with only such changes as are agreed to between Seller and Purchaser.

(b)           Seller shall designate at least one contact person within Seller who is knowledgeable and experienced in the design, workings, capabilities and use of the Products who will be responsible for initially responding to inquiries relating to the support services to be provided on behalf of Purchaser.

8.5           Termination of License Fees.  In the event that Seller (i) ceases to provide the support services required by Section 8.1 or 8.4, (ii) fails to take any actions required to be taken under Section 6.12, or (iii) fails to make payments to Purchaser under the OEM Supply Agreement within 60 days of the date of the invoices, unless otherwise agreed upon in writing by Purchaser and Seller, the license fees to be paid by Purchaser under the ThinPath License Agreement, attached as Exhibit D, shall be offset by the sum of the cost incurred by Purchaser in providing such services under Section 8.1 and 8.4, the damages suffered by Purchaser from Seller’s failure to take the actions required under Section 6.12 and the outstanding amount of the unpaid invoices under the OEM Supply Agreement.

8.6           Obsolete Product Returns.  Seller agrees that it will accept for return and for full credit, at any time upon a customer’s request, any and all units of obsolete ThinStar Products (all inventory except units of ThinStar 332, ThinStar 500 and ThinStar Voyager) that are in the worldwide distribution channel on the Closing Date.

8.7.          Continued Operations; No Bankruptcy.  Seller intends to continue its operations consistent with its past practices after the Closing Date, other than as contemplated by this Agreement.  As of the date hereof and as of the Closing Date, Seller does not intend or expect to file or seek relief under the United States Bankruptcy Code or any other insolvency or similar law after the Closing Date. Seller intends to use its commercially reasonable best efforts to discourage and avoid any involuntary petition by creditors or others to place Seller in any bankruptcy case or proceeding under the United States Bankruptcy Code or any other insolvency law or similar law.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual consent of Purchaser and Seller;

(b)           by Purchaser if any of the conditions precedent to Closing set forth in Section 7.1 have not been met on the Closing Date, and, in each case, Purchaser is not then in material default of its obligations hereunder;

(c)           by Seller if any of the conditions precedent to Closing set forth in Section 7.2 have not been met on the Closing Date, and, in each case, Seller is then not in material default of its obligations hereunder; or

(d)           by Purchaser if the Closing has not been completed by the close of business on March 22, 2002 unless the failure of the Closing to occur by such time resulted from a breach of this Agreement by Purchaser; or

(e)           by Seller if the Closing has not been completed by the close of business on April 7, 2002 unless the failure of the Closing to occur by such time resulted from a breach of this Agreement by Seller.

9.2           Effect of Termination.

(a)           In the case of any termination of this Agreement, the provisions of Sections 6.3 and 6.4 shall remain in full force and effect.

(b)           Upon termination of this Agreement as provided in Section 9.1(a) or (d), except as stated in Section 9.2(a) above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or their respective directors, officers, employees, agents or other representatives.

(c)           In the event of termination of this Agreement as provided in Section 9.1(b) or (c) hereof, such termination shall be without prejudice to any rights that the terminating party or parties may have against the breaching party or parties or any other person under the terms of this Agreement or otherwise.

9.3           Amendment.  This Agreement may be amended at any time by a written instrument executed by Purchaser and Seller.  Any amendment effected pursuant to this Section 9.3 shall be binding upon all parties hereto.

9.4           Waiver.  Any term or provision of this Agreement may be waived in writing at any time by the party or parties entitled to the benefits thereof. Any waiver effected pursuant to this Section 9.4 shall be binding upon all parties hereto. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies of each party under this Agreement are in addition to all other rights and remedies, at law or in equity, that such party may have against the other parties.

ARTICLE X

INDEMNIFICATION

10.1         Survival of Representations and Warranties.  Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of Purchaser, the representations and warranties of Seller hereto contained in this Agreement or in any Exhibit or Schedule hereto shall survive the Closing and the consummation of the transactions contemplated hereby (and any examination or investigation by or on behalf of any party hereto); provided, however, that (i) the representations and warranties contained in Sections 3.1, 3.3 and 3.6, and the related claims for indemnification, shall survive until the fifth anniversary of the Closing Date; (ii) the representations and warranties contained in Section 3.8, and the related claims for indemnification, shall survive until sixty (60) days after the expiration of the applicable statute of limitations, (iii) all other representations and warranties, and related claims for indemnification, shall survive until the second anniversary of the Closing Date.

10.2         Indemnification.  Seller covenants and agrees to defend, indemnify and hold harmless Purchaser and each Person who controls Purchaser from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing; or (ii) the failure of Seller to perform or observe fully any covenant, agreement or provision to be performed or observed by Seller pursuant to this Agreement.

10.3         Procedures.  If Purchaser seeks indemnification under this Article X, it shall give notice to Seller of the basis of the claim (the “Claim”) (i) within a reasonable time after discovery of the facts and (ii) in any event, within the time periods set forth in Section 10.1.  Seller shall give notice to Purchaser within thirty (30) days after receipt of the notice requested by this Section 10.3 advising whether it (i) acknowledges its obligation to indemnify Purchaser or (ii) disputes its obligation to indemnify Purchaser.  If Seller acknowledges its indemnification obligation with respect to the Claim, and (i) such Claim is based upon an asserted liability or obligation to a person or entity that is not a party to this Agreement (a “Third Party Claim”), Seller shall have the right to defend or settle such Third Party Claim or (ii) if such Claim is not a Third Party Claim, Purchaser shall be entitled to immediate satisfaction of such Claim.

10.4         Third Party Claims.

(a)           If Purchaser receives notice of the assertion by a Third Party Claim with respect to which Seller is or may be obligated to provide indemnification, Purchaser shall promptly notify Seller in writing (the “Claim Notice”) of the Claim; provided, that the failure to provide such notice shall not relieve or otherwise affect the obligation of Seller to provide indemnification hereunder, except to the extent that Seller is materially adversely prejudiced by such failure.

(b)           Seller shall have thirty days after receipt of the Claim Notice to undertake, conduct and control, through counsel satisfactory to Purchaser, and at Seller’s expense, the settlement or defense thereof, and Purchaser shall cooperate with Seller in connection therewith; provided, that (i) Seller shall permit Purchaser to participate in such settlement or defense through counsel chosen by Purchaser, provided that the fees and expenses of such counsel shall not be borne by Seller, and (ii) Seller shall not settle any Third Party Claim without Purchaser’s consent.  So long as Seller is vigorously contesting any such Third Party Claim in good faith, Purchaser shall not pay or settle such claim without Seller’s consent, which consent shall not be unreasonably withheld.

(c)           If Seller does not notify Purchaser within thirty days after receipt of the Claim Notice that it elects to undertake the defense of the Third Party Claim described therein, Purchaser shall have the right to contest, settle or compromise the Third Party Claim in the exercise of its reasonable discretion, on behalf of and for the account and risk of Seller; provided that Purchaser shall notify Seller of any compromise or settlement of any such Third Party Claim.

(d)           Seller shall not be entitled to assume the defense for any Third Party Claim (and shall be liable for the reasonable fees and expenses incurred by Purchaser in defending such claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against Purchaser which Purchaser determines, after conferring with its counsel, cannot be separated from any related claim for money damages and which, if successful, would adversely affect the Assets or the Product Line, properties or prospects of the Product Line.

10.5         Indemnification Non Exclusive.  Except as provided herein, the foregoing indemnification provisions shall be the sole and exclusive remedy after the Closing Date for money damages available to Purchaser for breach of any representations, warranties or covenants contained herein, but shall not limit any other remedy to which Purchaser may be entitled.  Nothing in this Agreement shall be construed as limiting in any way the remedies that may be available to Purchaser in the event of fraud relating to the representations, warranties or covenants made by Seller in this Agreement.

10.6         Limitation on Amount.  Seller shall not be liable for claims made under this Article X until the aggregate amount of the Damages incurred by Purchaser shall exceed $50,000, in which event the indemnification obligations of Seller shall apply to the amount of all claims made under this Article X, provided, however, that any amount recoverable by Purchaser in accordance with Sections 2.6, 2.10 or 8.2 hereof shall not be subject to the $50,000 threshold, and further provided, however, that Seller shall not be liable in the aggregate pursuant to this Article X for an amount in excess of $4,000,000, plus the amount, if any, of the Earn-Out paid to Seller.

ARTICLE XI

REBATE AND MARKETING PROGRAMS

11.1         List of Programs.  Schedule 11.1 contains a true and complete list and description of, and amounts that Purchaser may be contingently obligated to pay under, all market development fund (“MDF”), marketing and rebate programs. Purchaser shall assume no liability or obligations for any such claims under Seller’s MDF, marketing or rebate programs except for the items specifically set forth on Schedule 11.1.  In particular, but not in limitation of the foregoing, Purchaser shall not assume any liability or obligations for Seller’s special price quote (“SPQ”) program with regard to inventory of the Products in the worldwide distribution channel and in transit to distributors worldwide on the Closing Date. Any claims arising under Seller’s SPQ program from customers will be directed to Seller.

11.2         Payments.  Seller agrees to pay to Purchaser, within thirty (30) days of the date of invoice by Purchaser, the amounts of any and all claims made to Purchaser arising under Seller’s MDF, marketing or rebate programs for which Seller is responsible under Section 11.1, provided that Purchaser provides Seller with a copy of the claim made to Purchaser, Seller reasonably concludes such claim is a valid obligation of the Seller as determined in accordance with this Article XI and Purchaser makes appropriate payments to the customer.

11.3         Marketing Rights.  Seller shall provide a prominent link, with the content approved by Purchaser, from the main page of Seller’s website at www.ncd.com, from the products page at www.ncd.com/products/hardware/thinstar and such other pages as Purchaser may reasonably request to Purchaser’s website at www.neoware.com for a two-year period commencing on the Closing Date.

ARTICLE XII

GENERAL PROVISIONS

12.1         Notices.  All notices and other communications under or in connection with this

Agreement shall be in writing and shall be deemed given (a) if delivered personally (including by overnight express or messenger), upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three days after being mailed, or (c) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the following addresses:

(a)	If to the Purchaser, addressed to:

Neoware Systems, Inc.
400 Feheley Drive
King of Prussia, Pennsylvania 19406
Attention: Michael G. Kantrowitz, President and Chief Executive Officer
Telecopy: (610) 275-5739

With a copy to:

McCausland, Keen & Buckman
Radnor Court, Suite 160
259 N. Radnor-Chester Road
Radnor, Pennsylvania 19087
Attention: Nancy D. Weisberg, Esquire
Telecopy: (610) 341-1099

(b)	If to Seller, addressed to:

Network Computing Devices, Inc.
301 Ravendale Avenue
Mountain View, California 94043
Attn: Dr. Guenther Pfaff, CEO
Telecopy: (650) 691-2754

With a copy to:

Gray Cary Ware & Freidenrich LLP
400 Hamilton Avenue
Palo Alto, California 94301-1825
Attention: Paul Blumenstein, Esquire
Telephone: 650-833-2000
Telecopier: 650-327-3699

12.2         Severability.  If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

12.3         Entire Agreement.  This Agreement, including the annexes and schedules attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto in respect of its subject matter and supersedes all prior and contemporaneous agreements and understandings, oral and written, between the parties with respect to such subject matter.

12.4         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors, heirs and assigns; provided, however, that Seller shall not directly or indirectly transfer or assign any of Seller’s rights or obligations hereunder in whole or in part without the prior written consent of Purchaser, provided further that, upon the sale of Seller, Seller shall be permitted to assign its obligation to indemnify Purchaser under Article X if all other obligations of Seller to Purchaser hereunder have been satisfied or terminated.  Subject to the foregoing, this Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their permitted successors and assigns.

12.5         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.

12.6         Recitals, Schedules, Exhibits and Annexes.  The recitals, schedules, exhibits and annexes to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

12.7         Construction.

(a)           The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(b)           As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires.

(c)           For the purposes of this Agreement, unless the context clearly requires, “or” is not exclusive.

(d)           For purposes of this Agreement, “Material Adverse Effect” means any event, change or effect that is (or could reasonably be expected to be) materially adverse to the Assets or the Product Line or to Purchaser’s ability to continue to operate the Product Line as operated prior to the Closing, provided that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Change:  (i) a decline in the stock price of Seller; (ii) a failure by Seller to meet its internal projections or the projections of equity analysts, provided further that these Sections 11.7(d)(i) and (ii) shall not exclude any underlying change, effect, event, occurrence, state of facts or developments which resulted in such change in the stock price or such failure to meet such projections; or (iii) conditions affecting the computer industry or the economy in general.

12.8         Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Pennsylvania.

12.9         Arbitration.  In the event of any dispute between Purchaser and Seller pursuant to this Agreement, which Purchaser and Seller are unable to resolve, such dispute shall be settled by arbitration to be held in Philadelphia, Pennsylvania in accordance with the rules of the American Arbitration Association then obtaining, and the rules of civil procedure of the Commonwealth of Pennsylvania as to discovery issues shall also apply.  The determination of the arbitrator(s) shall be delivered in writing to Purchaser and Seller and shall be final, binding and conclusive upon all the parties.  The award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

12.10       Passage of Title and Risk of Loss.  Legal title, equitable title and risk of loss with respect to the Assets will not pass to Purchaser until such Assets are Transferred at the Closing, which transfer, once it has occurred, will be deemed effective for tax, accounting and other computational purposes as of 11:59 P.M. (Eastern Time) on the Closing Date.

12.11       Bulk Sales.  Purchaser hereby waives compliance by Seller with the provisions of the bulk sales laws of any jurisdiction, if applicable, provided that Seller agrees to indemnify Purchaser for claims of creditors of Seller with respect to liabilities not expressly assumed by Purchaser pursuant to this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

NEOWARE SYSTEMS, INC.

By:	/s/ Michael Kantrowitz
Name:	Michael Kantrowitz
Title:	CEO

NETWORK COMPUTING DEVICES, INC.

By:	/s/ Guenther Pfaff
Name:	Guenther Pfaff
Title:	CEO